Exhibit 4.44

AGREEMENT ON SUBSCRIBING SHARES

OF

JINGDONG DIGITS TECHNOLOGY HOLDING CO., LTD.

by and between

Suqian Juhe Digital Enterprise Management Co., Ltd.

and

Jingdong Digits Technology Holding Co., Ltd.

THIS AGREEMENT ON SUBSCRIBING SHARES OF JINGDONG DIGITS TECHNOLOGY HOLDING CO., LTD. (this “Agreement”), dated as of June 25, 2020, is made and entered into by and between the following parties in Beijing, the People’s Republic of China (“PRC”, which, for the purpose of this Agreement, excludes Hong Kong Special Administrative Region, Macao Special Administrative Region, and Taiwan Region):

A.

Jingdong Digits Technology Holding Co., Ltd., a limited liability company registered under the laws of the PRC, with its registered address at Room 221, F/2, Block C, No. 18, Kechuang 11 Street, Beijing Economic and Technological Development Zone, Beijing, PRC (“JD Digits” or the “Company”).

B.

Suqian Juhe Digital Enterprise Management Co., Ltd., a limited liability company registered under the laws of the PRC, with its registered address at Room 206, Building #2, JD Cloud East China Data Center, Hubin New Area, Suqian City (the “Subscriber”).

The Company and Subscriber hereto are referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS

1.

JD Digits is a limited liability company duly organized and validly existing under the laws of the PRC, with the current registered capital of RMB 3,060,813,142. Now, JD Digits is intended to conduct This Transaction and agrees that the Subscriber subscribes the additional shares after being approved by the board of directors and shareholders’ meeting.

2.

JD Group entered into the FRAMEWORK AGREEMENT on March 1, 2017 with JD Digits and other related entities, which stipulates JD Group’s rights to share profits of JD Digits. The FRAMEWORK AGREEMENT is to be terminated by related parties through the Termination Agreement signed on the same date as this Agreement. JD.com, Inc. desires to acquire JD Digits’ shares by the Subscriber’s contribution of RMB1,781,357,008, and control a total of 1,781,357,008 shares of JD Digits through This Transaction.

3.	The Subscriber desires to subscribe for JD Digits’ shares according to the terms and conditions contained herein (the “Share Subscription”).

NOW, THEREFORE, in consideration of the foregoing and mutual agreements and commitments stated hereafter, the Parties hereby agree as follows:

Article I Definitions

1.1	For the purpose of the Agreement, the following terms used herein shall have the following meanings:

(1)	“This Transaction” means the Share Subscription stipulated by the Parties herein.

(2)	“Law” means the laws, regulations, ordinances, provisions, rules, criterions, orders, specifications or normative documents of China or other jurisdictions.

(3)	“Register of shareholders” means the register shareholders in the form shown in Schedule B herein.

(4)	“RMB” means the lawful money of the PRC.

(5)

“Business secret” means the trade secrets, software programs and data, proprietary technology, and other confidential or proprietary technology, business and other materials, including manufacturing and production techniques and know-how, research and development materials, technologies, drawings, specifications, designs, plans, schemes, technical data, financial, marketing and business data, pricing and cost data, business and marketing plans, customer and supplier lists and materials, and all rights to restrict the use or disclosure of the foregoing in any jurisdiction.

(6)

“Tax” or “Taxes” means any and all taxes, charges, levies, tax payments, duties and other fees (including any and all interests, fines, additional taxes and additions imposed thereon or with respect thereto) imposed by any government or tax authority, including but not limited to the taxes or other charges on income, franchise, accidental income or other profits, gross income, property, sales, use, salary, employment, social security, and unemployment compensation; the taxes or other charges related to consumption, withholding, transfer, value added or business; the license, registration and document charges; duties, tax payments and similar charges.

(7)

“Government authority” means any central or local government, regulatory or administrative agency, department or committee, or any court, tribunal and other judicial or arbitral institution of China or other countries.

(8)

“Written notice” means the notice in the form of contract, letter and data message (including telegram, telex, fax, electronic data exchange and e-mail), which can tangibly express the contents contained therein.

1.2	Interpretation

In this Agreement, unless the context otherwise requires:

References to Articles and Schedules herein are references to articles, clauses and schedules of this Agreement. Unless otherwise stated, these articles, schedules and recitals shall be deemed as an integral part of the Agreement;

(1)	Headings of provisions of this Agreement are for convenience of reference only and shall not be deemed to limit or otherwise affect the interpretation of the text hereof;

(2)	“Include”, “includes” and “including” herein shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words;

(3)	The words “herein”, “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(4)

Any laws defined or mentioned in this Agreement or in any agreement or document referenced herein refer to the laws revised, amended, or supplemented from time to time, including the subsequent laws replacing the original one;

(5)	References to the subject refer to its permitted successors and assignees.

Article II Share Subscription

2.1	Share Subscription

(1)

The Parties confirm that the Company has a total of 3,060,813,142 shares before This Transaction and plans to issue 1,781,357,008 new shares. According to terms and conditions herein, the Parties agree that the Subscriber contributes RMB 1,781,357,008 (the “Share Subscription Payment”) in monetary as the consideration for subscription of 1,781,357,008 shares issued by the Company in This Transaction (the “Subject Shares”) at the price of RMB 1.00 per share.

(2)

The Subscriber shall pay the Share Subscription Payment in the amount confirmed in the written notice (see Schedule A) in cash to the designated account of the Company within fifteen (15) days after receiving such written notice or other time as agreed by the Company in written, provided that the conditions for Share Subscription as agreed in the Article 4.2 are met.

2.2	Register of shareholders and change in industrial and commercial registration

(1)	The Company shall provide the following documents to the Subscriber on the day when the Subscriber fulfills its obligations under Item (2), Article 2.1 of this Agreement:

(i)	Register of shareholders (see Schedule B);

(ii)	Registered share (as proof of ownership);

(iii)	Letter of consent issued by the ultimate controller on waiving its preemptive right to the Subject Shares;

(iv)	New articles of association or amendment to the articles of association reviewed and approved by the Company for This Transaction.

(2)

The Company shall handle the industrial and commercial registration/filing of changes about the increase of registered capital and amendments to articles of association related to This Transaction within thirty (30) days after the Subscriber fulfills its obligations under Item (2), Article 2.1 of this Agreement.

2.3	Closing of Share Subscription

According to terms and conditions herein, the “Closing Date of Share Subscription” means the date when the Subscriber makes payment as agreed in Item (2), Article 2.1 of this Agreement, and the Company issues the register of shareholders to the Subscriber (subject to the time on the register of shareholders). The Subscriber becomes a shareholder of the Company, enjoys corresponding rights, and assumes relevant obligations of shareholder from the Closing Date of Share Subscription.

Article III Representations and Warranties

3.1	Further measures

(1)

The Parties hereto shall make all reasonable efforts to take or prompt others to take all necessary and appropriate or requisite measures, handle or prompt others to handle all relevant matters under this Agreement, sign and deliver all necessary documents and materials according to the laws and regulations, so as to implement provisions herein and complete This Transaction stipulated in this Agreement.

(2)	The Parties further confirms that on the date of signing this Agreement, the Company will sign an agreement with JD.com, Inc. according to Schedule C.

3.2	Warranties and commitments of the Company

(1)

The Company warrants that it is a legal entity duly organized and validly existing with the subject qualification to execute this Agreement and fulfill its obligations hereunder, that it has obtained all the required authorities or approvals at the present stage (including approvals for signing this Agreement and fulfilling its obligations hereunder), and that this Agreement is the true expression of its intention;

(2)	The Company will properly handle any outstanding matters related to or arising from the execution and performance of this Agreement with the Subscriber according to the relevant laws and regulations.

3.3	Warranties and commitments of the Subscriber

(1)

The Subscriber warrants that it is a legal entity duly organized and validly existing with the subject qualification to execute this Agreement and fulfill its obligations hereunder, that it has obtained all the required authorities or approvals at the present stage, and that this Agreement is the true expression of its intention;

(2)	The Subscriber will pay the Share Subscription Payment in full and on time according to this Agreement.

Article IV Prerequisites for Share Subscription

4.1	Prerequisites for the Company’s performance of Article 2.2 herein and other obligations hereunder

With regard to the Company, the prerequisites for This Transaction (including but not limited to matters set forth in Article 2.2) are as follows, which shall be satisfied on or before the Closing Date of Share Subscription:

(1)

The board of directors and shareholders’ meeting of the Company have reviewed and approved proposals regarding This Transaction, and the amendments to the articles of associations related to This Transaction.

(2)	The Subscriber has signed and delivered the transaction documents (this Agreement) to the Company.

(3)	The warranties and commitments of the Subscriber herein are true and accurate when made and as of the Closing Date of Share Subscription.

4.2	Prerequisites for the Subscriber’s performance of Article 2.1 herein and other obligations hereunder

With regard to the Subscriber, the prerequisites for This Transaction (including but not limited to matters set forth in Article 2.1) are as follows, which shall be satisfied on or before the Closing Date of Share Subscription, and can be waived in whole or in part at the Subscriber’s discretion:

(1)

This Agreement and other agreements set forth in Schedule C have been signed by the Company; and the SUPPLEMENTARY AGREEMENT (III) TO AGREEMENT ON INVESTMENT IN BEIJING JINGDONG FINANCIAL TECHNOLOGY HOLDING CO., LTD. has been signed by the Company, the Subscriber and other related parties.

(2)	The warranties and commitments of the Company herein are true and accurate when made and as of the Closing Date of Share Subscription.

(3)

(i) The board of directors and shareholders’ meeting have reviewed and approved proposals regarding This Transaction, the increase of registered capital and the amendments to the articles of associations related to This Transaction; (ii) This Transaction has been approved by the administrative authority.

Article V Expenses and Taxes

Unless otherwise agreed in this Agreement, the Parties shall bear all kinds of taxes and fees payable by each party arising from the Share Subscription, other own expenses incurred by hiring external lawyers, auditors and investment consultants for the Share Subscription, or other expenses and taxes regulated by laws and policies.

Article VI Liabilities for Breach of Agreement

Where a party fails to perform or fully perform any provision hereunder (the “Defaulting Party”), the Non-Defaulting Party shall be entitled to claim compensation for all actual losses incurred by the Defaulting Party.

Article VII Termination

7.1	Termination

The rights and obligations of the Party meeting any of the following conditions shall be terminated.

(1)	This Agreement may be terminated upon the unanimous consent of the Parties in writing;

(2)	This Transaction has not been approved by the board of directors or the shareholders’ meeting of the Company;

(3)

The Non-Defaulting Party shall be entitled to unilaterally terminate this Agreement and pursue the liability for any breach according to this Agreement where any party commits a breach and fails to take remedial actions within thirty (30) days after receiving the written notice requesting such rectification from the Non-Defaulting Party, or where such party materially violates this Agreement which makes this Agreement unenforceable.

7.2	Effectiveness of termination

Where terminated according to Article 7.1, this Agreement shall be null, void and non-binding to any party, save that:

(1)	The Articles 8.1, 8.2, 8.9 and 8.10 shall survive; and

(2)	The liability for breach of any party hereunder shall not be released by any provisions of this Agreement.

Article VIII General

8.1	Notice

(1)	All notices or written communications hereunder (including all offers, written documents or notices) shall be made in Chinese and delivered to the corresponding party in the following ways:

(i)	In person; or

(ii)	Express mail; or

(iii)	E-mail; or

(iv)	Fax.

(2)	All notices hereunder shall be deemed received:

(i)	Upon the signature of the notified party on receipt or other proofs of delivery if delivered personally;

(ii)	Within five (5) working days after delivery if delivered by express mail;

(iii)	Upon the display of sent successfully on the E-mail system if delivered by E-mail;

(iv)	The next working day following the date marked on the confirmation of the fax machine (indicating that the complete and uninterrupted fax has been sent to the relevant fax number) if delivered by fax.

(3)

The addresses shown on the signature page of this Agreement are the valid correspondence address of the Parties; any party may notify the other party to change the correspondence address at any time as specified in Article 8.1 herein during the term of this Agreement.

8.2	Confidentiality

(1)

Any party shall keep all details of this Agreement and This Transaction, correspondences, and documents provided hereunder confidential, and shall not disclose the aforesaid information to any party other than the signatory of this Agreement in any way for other purposes except for This Transaction, without the prior written approval of the other party.

(2)	The financial statements, contract information and technical materials related to the Company shall be kept as business secret and shall not be disclosed to any third party.

(3)

The following disclosures made for the purpose of this Agreement shall be excluded: (i) any disclosure to the directors, officers and employees of the Parties and their affiliates who need to know about this Agreement; (ii) any disclosure made to the professional service agencies under the obligation of confidentiality of this Agreement employed by either party, and (iii) any necessary disclosure made to relevant government departments and regulatory body (in which case, the disclosing party shall promptly notify the other party of the proposed disclosure and, to a reasonable extent, adopt the suggestions of the other party prior to such disclosure).

8.3	Force Majeure

(1)

For the purpose of this Agreement, the force majeure event means any event that cannot be reasonably controlled, unpredictable, or inevitable and insurmountable, which makes it objectively impossible or impractical for the affected Party to perform this Agreement in whole or in part, including but not limited to earthquakes, typhoons, epidemics, floods, tsunami, fires, wars, strikes, riots, act of government, law change, or other unpredictable, inevitable and uncontrollable events.

(2)

In case of any force majeure, the obligations of any party affected by the force majeure shall be suspended automatically during the delay period caused by such force majeure, and fulfilled in an automatically extended period equivalent to the suspension period. The affected party shall not be liable for liability of breach.

(3)

The party claiming to be affected by force majeure shall notify the other party in writing in time and provide the other party with sufficient evidence of the occurrence and duration of force majeure within fifteen (15) working days. In addition, the claiming party shall make all reasonable efforts to eliminate the influence of such force majeure.

(4)	In case of force majeure, the Parties shall immediately negotiate with each other to seek a fair solution, and make all reasonable efforts to minimize the impact of force majeure.

8.4	Severability

Where any term or provision hereunder becomes invalid, illegal or unenforceable according to any law or public policy, the remaining terms and provisions shall remain in full force, provided that the economic or legal substance of the proposed transaction hereunder is not materially adversely affected in any way. When any term or provision is deemed invalid, illegal or unenforceable, the Parties shall negotiate in good faith to amend this Agreement, realize the original intention of the Parties possibly in an acceptable way, and complete the transaction contemplated in this Agreement as originally planned to the utmost extent.

8.5	Entire Agreement

This Agreement and all schedules hereto will supersede all written and oral agreements and commitments made by the Parties on the proposed transactions herein before the signing date.

8.6	Non-waiver

No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. The exercising or partial exercising of any right, power or privilege hereunder shall not prevent the exercising of such right, power or privilege again in the future.

8.7	Amendment

This Agreement shall not be revised or amended, unless made in written document signed by the Parties.

8.8	Assignment and Succession

Unless otherwise agreed in this Agreement or otherwise expressly agreed in writing by the Parties (which may be given or refused by the Parties at their own discretion), the Subscriber shall not transfer any rights or obligations hereunder due to the implementation of laws or other reasons. This Agreement shall be binding on and exist for the benefit of the Parties and their respective successors and assignees.

8.9	Governing Laws

The construction, effectiveness, interpretation, performance of this Agreement and the settlement of disputes hereunder shall be governed by the laws of PRC.

8.10	Settlement of Disputes

(1)

Any dispute concerning this Agreement shall be settled by the Parties through amicable negotiation. Should such negotiation be failed, either party shall be entitled to submit the relevant dispute to China International Economic and Trade Arbitration Commission for arbitration in Beijing in accordance with its arbitration rules that in force.

(2)	The Parties shall continue to perform other provisions hereunder except for the disputed matters submitted for arbitration.

8.11	Validity

This Agreement shall become effective from the date when the Company and the Subscriber are both stamped. Where the relevant procedures for industrial and commercial registration of changes are required, the Parties shall separately sign any document (if any) related to the matters hereunder as required by the industrial and commercial registration authority. In case of any contradiction or inconsistency between this Agreement and the aforesaid document, this Agreement shall prevail.

8.12	Counterparts

This Agreement is executed in quadruplicate, with each Party holding one copy and other copies kept by the Company for approval, registration or filing (if necessary).

(Remainder of Page Intentionally Left Blank, the Signature Page and Schedules Followed)

(This page is intentionally left blank) (Signature Page to the AGREEMENT ON SUBSCRIBING SHARES OF JINGDONG DIGITS TECHNOLOGY HOLDING CO., LTD.)

Company:

Jingdong Digits Technology Holding Co., Ltd. (Official Seal)

Legal Representative (or Authorized Representative): /s/ Authorized Signatory (Signature)

June 25, 2020

(This page is intentionally left blank) (Signature Page to the AGREEMENT ON SUBSCRIBING SHARES OF JINGDONG DIGITS TECHNOLOGY HOLDING CO., LTD.)

Subscriber:

Suqian Juhe Digital Enterprise Management Co., Ltd. (Official Seal)

Legal Representative (Signature/Seal): /s/ Authorized Signatory

June 25, 2020